Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Progenity, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-246343) on Form S-8 of Progenity, Inc. of our report dated March 18, 2021, with respect to the consolidated balance sheets of Progenity, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10‑K of Progenity, Inc. Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California

March 18, 2021